Exhibit 99.1

MiMedx Announces First Quarter 2017 Revenue to Exceed High End of Guidance

Q1 2017 Revenue of $72.6 Million is 36% Increase Over Q1 2016

MARIETTA, Ga., April 13, 2017 /PRNewswire/ -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative biologics utilizing human placental tissue allografts and patent-protected processes for multiple sectors of healthcare, announced today its revenue results for the first quarter of 2017.

First Quarter 2017 Revenue Highlights

•	Revenue grew 36% over Q1 2016 revenue

•	Revenue of $72.6 Million exceeds upper end of MiMedx guidance range

The Company recorded record revenue for the 2017 first quarter of $72.6 million, a $19.1 million or 36% increase over 2016 first quarter revenue of $53.5 million.

Parker H. "Pete" Petit, Chairman and CEO stated, "We are very pleased with our first quarter revenue performance and gratified that we exceeded the top end of our guidance, especially in light of the traditional seasonality impact that the market experiences in the first quarter of the year. This first quarter revenue performance will mark 25 consecutive quarters of sequential revenue growth and 24 of the last 25 quarters of meeting or exceeding our revenue guidance. In addition, we had very strong operating cash flow performance compared to last year's first quarter."

Bill Taylor, President and COO, said, "We are very pleased with our first quarter of 2017 growth over the fourth quarter of 2016. Sequentially, the first quarter grew by 4% over the fourth quarter. This is a strong accomplishment since the first quarter is typically the most challenging quarter in the year and is the most difficult quarter to generate meaningful growth over the preceding quarter. Typically, numerous market factors such as new calendar year reimbursement policy changes within health plans and government programs, the start of yearly deductibles, and inclement weather causing scheduling and postponement difficulties for scheduled surgeries and procedures put constraints on first quarter productivity. Coming off a strong fourth quarter, we were very successful in overcoming these seasonal obstacles. Both of our sales verticals, Wound Care and Surgical, Sports Medicine & Orthopedics ("SSO"), performed very well during the first quarter. We feel we are well poised to deliver on a robust 2017."

"As you will recall, during 2016 we launched three new products, EpiCord®, our new dehydrated human umbilical cord allograft, AmnioFill®, the first product in the MiMedx placental collagen matrix product family to be commercially launched, and OrthoFlo Lyophilized, an extension of the Company's amniotic fluid product family. These new products lived up to our expectations and contributed as anticipated to the first quarter's results," added Petit.

Taylor noted, "Our strong first quarter performance is a firm indicator to us that we are gaining market share quarter-over-quarter. We believe this momentum will continue to grow and the demand from physicians, patients and payors for our dehydrated Human Amnion/Chorion Membrane (dHACM) products will continue to increase throughout 2017 and beyond. Our market leadership position, championed by our flagship product, EpiFix®, has continued to advance each quarter."

Dates for Release of First Quarter 2017 Results and Live Broadcast of Conference Call

The Company also announced today that it plans to release its results for the first quarter ended March 31, 2017, before the opening of the market on Friday, April 28, 2017. The Company also announced that it will provide revenue guidance for the second quarter of 2017 in that quarterly earnings release.

MiMedx will host a live broadcast of its first quarter conference call on Friday, April 28, 2017 at 10:30 a.m. eastern time.  A listen-only simulcast of the MiMedx conference call will be available online at the Company's website at www.mimedx.com.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  The replay can also be found on the Company's website at www.mimedx.com.

About MiMedx

MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative and therapeutic biopharmaceutical products processed from donated placental tissues. "Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself.  We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization.  MiMedx is the leading supplier of placental tissue, having supplied over 800,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes.  Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the Company's financial expectations for the year, preliminary revenues for the first quarter of 2017, that the first quarter performance is a strong accomplishment since first quarter is typically the most challenging, that the Company feels well poised for a robust 2017, that the Company's new products launched in 2016 lived up to expectations and contributed to first quarter results as anticipated, that the Company's first quarter performance is a strong indicator that the Company is gaining market share, that this momentum will continue to grow, and demand for the Company's products will continue to increase, and that the Company's market leadership position will continue to advance in commercial and government accounts.  Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company's actual first quarter of 2017 final revenue number may differ from the preliminary number, that the Company's revenue may not grow as expected or may decline; even if revenue is achieved, the Company may not be able to achieve its projected earnings and profitability metrics; the Company may face challenges in quarters other than the first quarter that impact its performance; physician acceptance of new products may not continue and  the Company's new products may not contribute to financial results as predicted; the Company's leadership position may not advance; and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2016.  By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.